                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                                                              Year       Three Months
                                                              Ended          Ended
                                                          December 31,     March 31,
                                                              1995           1996
                                                          ---------------------------
PRIMARY:
Net income ............................................   $  9,334,000   $  2,234,000
                                                          ============   ============

Shares as adjusted:
   Weighted average common shares outstanding .........     11,884,647     11,884,647
   Assumed conversion of Series B cumulative
     convertible preferred stock ......................      5,515,353      5,515,353
   Incremental shares from outstanding stock
     options as determined under the treasury
     stock method .....................................        120,000        120,000
   Incremental shares from issuance of Class A
     Common Stock .....................................          6,000          6,000
   Pro forma shares whose proceeds would be necessary
     to pay certain debts originated in connection with
     the reorganization of AMERISAFE, Inc. ............      4,140,000      4,140,000
                                                          ------------   ------------
Shares as adjusted ....................................     21,666,000     21,666,000
                                                          ============   ============
Pro forma net income per share ........................   $       0.43   $       0.10
                                                          ============   ============

FULLY DILUTED:
Net income ............................................   $  9,334,000   $  2,234,000
                                                          ============   ============

Shares as adjusted:
   Weighted average common shares outstanding .........     11,884,647     11,884,647
   Assumed conversion of Series B cumulative
     convertible preferred stock ......................      5,515,353      5,515,353
   Incremental shares from outstanding stock
     options as determined under the treasury
     stock method .....................................        120,000        120,000
   Incremental shares from issuance of Class A
     Common Stock .....................................          6,000          6,000
   Pro forma shares whose proceeds would be necessary
     to pay certain debts originated in connection with
     the reorganization of AMERISAFE, Inc. ............      4,140,000      4,140,000
                                                          ------------   ------------
Shares as adjusted ....................................     21,666,000     21,666,000
                                                          ============   ============
Pro forma net income per share ........................   $       0.43   $       0.10
                                                          ============   ============